Exhibit 10.2

Fiscal 2022 Annual Performance Bonus Program

for the President & Chief Executive Officer

The Amended and Restated Employment Agreement between the Company and Tamara L. Lundgren provides for an annual cash bonus under a bonus program to be developed by the Compensation Committee (the “Committee”), with bonuses payable based on Company financial performance and achievement of management objectives as determined by the Committee at the beginning of each fiscal year.  The annual bonus program for Ms. Lundgren for fiscal 2022 has two components.  The first component consists of an award with a cash payout based on achievement of Company financial performance targets established by the Committee.  The second component consists of an award with a cash payout based on the achievement of management objectives established by the Committee.  The two components of the annual performance bonus program shall operate independently, and the Committee shall make determinations with respect to the second component without regard to the outcomes under the first component.

Company Financial Performance Targets

Calculation of Financial Performance Targets.  For fiscal 2022, the Company’s financial performance targets shall be the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings per share (“EPS”). The Committee shall specify the weight to be assigned to each target.  The cash payout to the participant under this component of the bonus program shall be determined based on the level of achievement of the performance target.  The Committee has established performance targets for EBITDA and EPS and corresponding payouts as a percentage of the participant’s target amount.  Payouts begin at a positive level of EBITDA and EPS.

Participant’s Target Amount.  The target amount for the Company financial performance component shall be 75% of Ms. Lundgren’s annual base salary as in effect on August 31, 2022, with the maximum bonus under this target not to exceed three times her target amount under this component.

EBITDA.  The EBITDA goal for fiscal 2022 shall be based on the Adjusted EBITDA for that year.  Adjusted EBITDA for fiscal 2022 shall mean the Company’s earnings before interest, taxes, depreciation and amortization for that fiscal year before extraordinary items and the cumulative effects of changes in accounting principles, if any, as set forth in the audited consolidated financial statements of the Company and its subsidiaries for that fiscal year,  adjusted to eliminate the impact of such other items as the Committee shall specify.

EPS.  The EPS goal for fiscal 2022 shall be based on the Adjusted EPS for that year.  Adjusted EPS for fiscal 2022 shall mean the Company’s diluted earnings per share attributable to SSI for that fiscal year before extraordinary items and the cumulative effects of changes in accounting principles, if any, as set forth in the audited consolidated financial statements of the Company and its subsidiaries for that fiscal year, adjusted to eliminate the impact of such other items as the Committee shall specify.

Change in Accounting Principle.  If the Company implements a change in accounting principle during fiscal 2022 either as a result of issuance of new accounting standards or otherwise, and the effect of the accounting change was not reflected in the Company’s business plan at the time of approval of this award, then EBITDA and EPS shall be adjusted to eliminate the impact of the change in accounting principle.

Management Objectives

The second component of the annual bonus program is based on the achievement of the management objectives determined by the Committee. The Committee shall establish the management objectives and specify the weight to be assigned to each objective.  Following the end of the fiscal year, the Committee shall evaluate Ms. Lundgren’s performance against the management objectives, determine the extent to which each objective has been met and determine the amount of the bonus to be paid.  The target bonus amount for this component of the bonus program shall be 75% of Ms. Lundgren’s annual base salary as in effect on August 31, 2022, and the maximum bonus under this component may not exceed three times her target amount under this component.

General Provisions

Certification.  Following the end of fiscal 2022 and prior to the payment of any bonus, the Committee shall certify in writing the level of attainment of each performance target for the year and the calculation of the bonus amount.  The bonus payout shall be made in cash as soon as practicable after October 31, 2022 following certification by the Committee.

Conditions to Payment.  Subject to the terms of her employment agreement and change in control agreement, Ms. Lundgren must be employed by the Company on August 31, 2022 to receive the annual bonus.

Negative Discretion. The Committee reserves the right in its sole discretion to reduce the bonus payout for Ms. Lundgren from the amounts determined as set forth above prior to payment on such terms as the Committee may determine.

Recoupment Policy.  All bonuses or incentive awards paid or payable under this plan or program are subject to the terms and conditions of the Company’s Executive Officer Incentive Compensation Recovery Policy, as the same may be amended from time to time or any replacement policy thereto, or as may be required by any applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder).

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